UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: November 19, 2004
                        (Date of earliest event reported)


                                DCAP GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)


        Delaware                      0-1665                36-2476480
----------------------------   ---------------------  ----------------------
(State or Other Jurisdiction   (Commission File No.)  (IRS Employer
of Incorporation)                                     Identification Number)


                        1158 Broadway, Hewlett, NY 11557
                        --------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (516) 374-7600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


---------      Written communications  pursuant to Rule 425 under the Securities
               Act (17 CFR 230.425)


---------      Soliciting  material  pursuant to Rule 14a-12  under the Exchange
               Act (17 CFR 240.14a-12)


---------      Pre-commencement  communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


---------      Pre-commencement  communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.     Entry into a Material Definitive Agreement.

     On November 19, 2004, Payments Inc. ("Payments"), a wholly-owned subsidiary of DCAP Group, Inc. ("DCAP"), received a commitment letter (the "Commitment Letter") from Manufacturers and Traders Trust Company ("M&T") for a new line of credit to finance its premium finance receivables. The new facility is to replace M&T's existing line of credit which is scheduled to mature in July 2005. Pursuant to the Commitment Letter, the size of the credit facility will increase from $18 million to $25 million. Subject to certain conditions, M&T has proposed to arrange an additional $10 million credit facility on a "best efforts" basis. The new line is to mature on June 30, 2007. The Commitment Letter also provides that Payments will have the choice of a LIBOR-based rate or a rate based on M&T's prime rate. This would result in an initial reduction in the interest rate payable by Payments, relative to its existing line of credit, of at least 1.5% per annum. In addition, the Commitment Letter contemplates the early redemption of up to $2 million of DCAP's 12.625% subordinated debt under certain circumstances. M&T's commitment to provide the increased credit facility described above pursuant to the Commitment Letter is subject to certain conditions to closing. No assurance can be given that the conditions to closing will be satisfied.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           DCAP GROUP, INC.


Dated:  November 22, 2004                  By: /s/ Barry B. Goldstein
                                              -----------------------------
                                              Barry B. Goldstein
                                              President